Exhibit 2.4

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

PENTAIR PLC

AND

NVENT ELECTRIC PLC

DATED AS OF APRIL 27, 2018

4826-7340-6793.18

i

ii

List of Schedules

Schedule 1.01(a)	nVent Non-U.S. Retirement Plans
Schedule 4.01	Equity Awards

iii

EMPLOYEE MATTERS AGREEMENT
THIS EMPLOYEE MATTERS AGREEMENT, dated as of April 27, 2018 (this “Agreement”), is by and between Pentair plc, an Irish public limited company (“Pentair”), and nVent Electric plc, an Irish public limited company (“ nVent”). nVent and Pentair are referred to together as the “Parties” and individually as a “Party.” Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement, or if they are not defined herein, as ascribed to them in the Separation and Distribution Agreement.
R E C I T A L S
WHEREAS, Pentair and its Subsidiaries currently own and operate both the Pentair Business and the Electrical Business;
WHEREAS, the board of directors of Pentair (the “Pentair Board”) has determined that it is in the best interests of Pentair and its shareholders that the Electrical Business be operated by a newly incorporated publicly traded company and the Subsidiaries of such newly incorporated company;
WHEREAS, nVent has been incorporated for these purposes and has not engaged in activities except those incidental to its formation and in preparation for the transactions described herein;
WHEREAS, in furtherance of the foregoing, the Pentair Board and the board of directors of nVent (the “nVent Board”) have determined that it is appropriate and desirable for Pentair and its applicable Subsidiaries to transfer to nVent Finance the nVent Assets and certain entities designated by nVent Finance that will be Subsidiaries of nVent Finance as of the Distribution Date (any such entities, the “nVent Designees”), and for nVent Finance and the nVent Designees to assume the nVent Liabilities, in each case as more fully described in the Separation and Distribution Agreement, the Ancillary Agreements (including this Agreement) and the Plan of Reorganization (the “Separation”);
WHEREAS, Pentair intends that, on the Distribution Date and subject to the terms and conditions of this Agreement, it will make a distribution in specie of the Electrical Business to the holders of the Pentair Ordinary Shares on the Record Date (“Qualifying Pentair Shareholders”), effected by the transfer of Pentair’s entire legal and beneficial interest in the issued share capital of nVent Finance to nVent in consideration for nVent issuing nVent Ordinary Shares directly to Qualifying Pentair Shareholders on a pro rata basis in return, as more fully described in the Separation and Distribution Agreement and the Ancillary Agreements (including this Agreement) (the “Distribution”);
WHEREAS, in order to effectuate the Separation and the Distribution, Pentair and nVent have entered into that certain Separation and Distribution Agreement, dated as of April 27, 2018 (the “Separation and Distribution Agreement”); and
WHEREAS, in addition to the matters addressed by the Separation and Distribution Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation, and benefit matters.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01.    Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.
“Adjusted Pentair Equity Awards” shall mean, collectively, Adjusted Pentair Options, Adjusted Pentair Restricted Stock Unit Awards, and Adjusted Pentair Performance Share Unit Awards.
“Adjusted Pentair Option” shall mean a Pentair Option, adjusted as of the Effective Time in accordance with Section 4.02(a).
“Adjusted Pentair Performance Share Unit Award” shall mean a Pentair Performance Share Unit Award, adjusted as of the Effective Time in accordance with Section 4.02(c).
“Adjusted Pentair Restricted Stock Unit Award” shall mean a Pentair Restricted Stock Unit Award, adjusted as of the Effective Time in accordance with Section 4.02(b).
“Affiliate” shall have the meaning set forth in the Separation and Distribution Agreement.
“Agreement” shall have the meaning set forth in the preamble to this Agreement and shall include all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 8.18.
“Ancillary Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.
“Assets” shall have the meaning set forth in the Separation and Distribution Agreement.
“Benefit Plan” shall mean any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee, or to any current or former family member, dependent, or beneficiary of any such Employee, including pension plans, superannuation plans, thrift plans, supplemental pension plans, and welfare plans, and contracts, agreements, policies, practices, programs, plans, trusts, commitments, and arrangements providing for terms of employment, fringe benefits, severance benefits, termination indemnities, change in control protections or benefits, travel and accident, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences, and holidays; provided, however, that the term “Benefit Plan” shall not include any government-sponsored benefits, such as workers’ compensation, unemployment, or any similar plans, programs, or policies.
“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Section 601 et seq. of ERISA and in Section 4980B of the Code.

“Code” shall have the meaning set forth in the Separation and Distribution Agreement.
“Dispute” shall have the meaning set forth in the Separation and Distribution Agreement.
“Distribution” shall have the meaning set forth in the recitals to this Agreement.
“Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.
“Distribution Ratio” shall have the meaning set forth in the Separation and Distribution Agreement.
“Effective Time” shall have the meaning set forth in the Separation and Distribution Agreement.
“Electrical Business” shall have the meaning set forth in the Separation and Distribution Agreement.
“Employee” shall mean any Pentair Group Employee or nVent Group Employee.
“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Exchange Act” shall have the meaning set forth in the Separation and Distribution Agreement.
“FICA” shall have the meaning set forth in Section 3.01(e)(A).
“Force Majeure” shall have the meaning set forth in the Separation and Distribution Agreement.
“Former nVent Group Employee” shall mean each individual who is a former employee of Pentair or any of its current or former Subsidiaries as of the Effective Time whose most recent employment with Pentair was primarily dedicated to the Electrical Business.
“Former Employees” shall mean Former Pentair Group Employees and Former nVent Group Employees.
“Former Pentair Director” shall mean each individual who was a non-employee member of the Pentair Board but no longer serves as such as of the Effective Time, other than a Transferred Director.
“Former Pentair Group Employee” shall mean any individual who is a former employee of Pentair or any of its current or former Subsidiaries as of the Effective Time and who is not a Former nVent Group Employee.
“Former Non-U.S. Employee” shall mean any Former Employee other than a Former U.S. Employee.

“Former U.S. Employee” shall mean any Former Employee who was assigned primarily to operations in the United States during his or her employment with Pentair or any of its current or former Subsidiaries.
“FUTA” shall have the meaning set forth in Section 3.01(e)(A).
“Governmental Authority” shall have the meaning set forth in the Separation and Distribution Agreement.
“Incurred Claims” shall mean a Liability related to services or benefits provided under a Benefit Plan, and shall be deemed to be incurred: (a) with respect to medical, dental, vision, and prescription drug benefits, upon the rendering of services giving rise to such Liability; (b) with respect to death benefits, life insurance, accidental death and dismemberment insurance, and business travel accident insurance, upon the occurrence of the event giving rise to such Liability; (c) with respect to disability benefits, upon the date of disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such Liability; (d) with respect to a period of continuous hospitalization, upon the date of admission to the hospital; and (e) with respect to tuition reimbursement or adoption assistance, upon completion of the requirements for such reimbursement or assistance, whichever is applicable.
“Indemnitee” shall have the meaning set forth in the Separation and Distribution Agreement.
“Individual Agreement” shall mean any individual (a) employment contract, (b) retention, severance, or change of control agreement, (c) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of taxes, and living standards in the host country), (d) intellectual property assignment agreements, or (e) other agreement containing restrictive covenants (including confidentiality, noncompetition, and nonsolicitation provisions) between a member of the Pentair Group or the nVent Group, on the one hand, and an nVent Group Employee or Former nVent Group Employee, on the other hand, as in effect immediately prior to the Effective Time.
“IRS” shall have the meaning set forth in the Separation and Distribution Agreement.
“Law” shall have the meaning set forth in the Separation and Distribution Agreement.
“Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.
“nVent” shall have the meaning set forth in the preamble to this Agreement.
“nVent Assets” shall have the meaning set forth in the Separation and Distribution Agreement.
“nVent Benefit Plan” shall mean any Benefit Plan established, sponsored, maintained, or contributed to by a member of the nVent Group as of or after the Effective Time.
“nVent Board” shall have the meaning set forth in the recitals to this Agreement.
“nVent Designees” shall have the meaning set forth in the recitals to this Agreement.

“nVent Director Deferred Compensation Plan” shall mean the nVent Electric plc Compensation Plan for Non-Employee Directors.
“nVent Equity Awards” shall mean, collectively, nVent Options, nVent Restricted Stock Unit Awards and nVent Performance Share Unit Awards.
“nVent Equity Plan” shall mean the nVent Electric plc 2018 Omnibus Stock Incentive Plan.
“nVent ESPP” shall mean the nVent Electric plc Employee Stock Purchase and Bonus Plan, which shall include the nVent Electric plc International Stock Purchase and Bonus Plan.
“nVent Finance” shall have the meaning set forth in the Separation and Distribution Agreement.
“nVent Group” shall have the meaning set forth in the Separation and Distribution Agreement.
“nVent Group Employee” shall mean each individual who is employed by Pentair or any of its Subsidiaries and primarily dedicated to the Electrical Business as of immediately prior to the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury, or leave of absence).
“nVent HSA” shall have the meaning set forth in Section 6.01(d).
“nVent Incentive Plans” shall mean any cash incentive compensation plan or program sponsored or maintained by any member of the nVent Group immediately following the Effective Time.
“nVent Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.
“nVent Non-Qualified Deferred Compensation Plan” shall mean the nVent Management Company Non-Qualified Deferred Compensation Plan.
“nVent Nonqualified Plans” shall mean the nVent Supplemental Executive Retirement Plan, the nVent Non-Qualified Deferred Compensation Plan, the Flow Control Supplemental Savings and Retirement Plan, and the nVent Director Deferred Compensation Plan.
“nVent Non-Qualified Plan Trust” shall mean the trust for the nVent Non-Qualified Deferred Compensation Plan to be established by nVent Management Company.
“nVent Non-U.S. Retirement Plans” shall mean, collectively, the plans listed on Schedule 1.01(a) hereto.
“nVent Non-U.S. Welfare Plans” shall mean the Welfare Plans established, sponsored, maintained, or contributed to by any member of the nVent Group for the benefit of nVent Group Employees and Former nVent Group Employees who are Non-U.S. Employees and Former Non-U.S. Employees.

“nVent Option” shall mean an option to purchase nVent Ordinary Shares granted by nVent pursuant to the nVent Equity Plan in accordance with Section 4.02(a).
“nVent Ordinary Shares” shall have the meaning set forth in the Separation and Distribution Agreement.
“nVent Performance Share Unit Award” shall mean a performance share unit award in respect of nVent Ordinary Shares granted pursuant to the nVent Equity Plan in accordance with Section 4.02(c).
“nVent Ratio” shall mean the quotient obtained by dividing the Pentair Pre-Distribution Stock Value by the nVent Stock Value.
“nVent Restricted Stock Unit Award” shall mean a restricted stock unit award in respect of nVent Ordinary Shares granted pursuant to the nVent Equity Plan in accordance with Section 4.02(b).
“nVent Share Fund” shall have the meaning set forth in Section 5.02(a).
“nVent Share Unit” shall mean a unit used for purposes of measuring the liability owed under a non-qualified deferred compensation plan having a value equal to the fair market value of one Electrical Ordinary Share.
“nVent Stock Value” shall mean the closing share price of an nVent Ordinary Share trading on the NYSE on the trading day immediately following the Distribution Date.
“nVent Supplemental Executive Retirement Plan” shall mean the nVent Management Company Supplemental Executive Retirement Plan.
“nVent U.S. Retiree Welfare Plan” shall mean the nVent Management Company Retiree Flex Plan.
“nVent U.S. Savings Plan” shall mean the nVent Management Company Retirement and Incentive Savings Plan.
“nVent U.S. Savings Plan Trust” shall mean the trust for the nVent U.S. Savings Plan to be established by nVent Management Company.
“nVent U.S. Welfare Plans” shall mean the Welfare Plans established, sponsored, maintained, or contributed to by any member of the nVent Group for the benefit of nVent Group Employees and Former nVent Group Employees who are U.S. Employees and Former U.S. Employees, respectively.
“Non-U.S. Employee” shall mean any Employee other than a U.S. Employee.
“NYSE” shall have the meaning set forth in the Separation and Distribution Agreement.
“Parties” or “Party” shall have the meaning set forth in the preamble to this Agreement.
“Pentair” shall have the meaning set forth in the preamble to this Agreement.

“Pentair Benefit Plan” shall mean any Benefit Plan established, sponsored, maintained or contributed to by Pentair or any of its Subsidiaries immediately prior to the Effective Time, excluding any nVent Benefit Plan.
“Pentair Board” shall have the meaning set forth in the recitals to this Agreement.
“Pentair Business” shall have the meaning set forth in the Separation and Distribution Agreement.
“Pentair Compensation Committee” shall mean the Compensation Committee of the Pentair Board.
“Pentair Director” shall mean each non-employee member of the Pentair Board as of immediately prior to the Effective Time, other than any Transferred Director.
“Pentair Director Deferred Compensation Plan” shall mean the Pentair plc Compensation Plan for Non-Employee Directors.
“Pentair ESPP” shall mean the Pentair plc Employee Stock Purchase and Bonus Plan, which includes the Pentair plc International Stock Purchase and Bonus Plan.
“Pentair Equity Awards” shall mean, collectively, Pentair Options, Pentair Restricted Stock Unit Awards and Pentair Performance Share Unit Awards.
“Pentair Equity Plan” shall mean any equity compensation plan sponsored or maintained by Pentair immediately prior to the Effective Time, including the Pentair plc 2012 Stock and Incentive Plan, the Pentair plc 2008 Omnibus Stock Incentive Plan, the Pentair plc Omnibus Stock Incentive Plan, the Pentair plc Outside Directors Nonqualified Stock Option Plan, and the Pentair ESPP.
“Pentair Group” shall have the meaning set forth in the Separation and Distribution Agreement.
“Pentair Group Employee” shall mean any individual who is employed by Pentair or any of its Subsidiaries as of the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury, or leave of absence) who is not an nVent Group Employee.
“Pentair HSA” shall have the meaning set forth in Section 6.01(d).
“Pentair Incentive Plans” shall mean any cash incentive compensation plan or program sponsored or maintained by Pentair or any of its Subsidiaries immediately prior to the Effective Time, other than any nVent Incentive Plans.
“Pentair Non-Qualified Deferred Compensation Plan” shall mean the Pentair, Inc. Non-Qualified Deferred Compensation Plan.
“Pentair Nonqualified Plans” shall mean the Pentair Non-Qualified Deferred Compensation Plan, the Pentair SERP, the Pentair Retirement Restoration Plan, the Pentair Director Deferred Compensation Plan, the Sta-Rite Industries Pre-2005 Officers’ Supplemental Retirement Income Program, and the Sta-Rite Industries Post-2004 Officers’ Supplemental Retirement Income Program.

“Pentair Non-Qualified Plan Trust” shall mean the trust established pursuant to the Trust Agreement for the Pentair, Inc. Nonqualified Deferred Compensation Plan.
“Pentair Non-U.S. Retirement Plans” shall mean any retirement plans established, sponsored, maintained, or contributed to by Pentair or any of its Subsidiaries for the benefit of Non-U.S. Employees or Former Non-U.S. Employees, excluding any nVent Non-U.S. Retirement Plans.
“Pentair Non-U.S. Welfare Plan” shall mean any Welfare Plan established, sponsored, maintained, or contributed to by Pentair or any of its Subsidiaries for the benefit of Non-U.S. Employees or Former Non-U.S. Employees, excluding any nVent Non-U.S. Welfare Plan.
“Pentair Option” shall mean an option to purchase Pentair Ordinary Shares granted pursuant to a Pentair Equity Plan that is outstanding as of immediately prior to the Effective Time.
“Pentair Ordinary Shares” shall have the meaning set forth in the Separation and Distribution Agreement.
“Pentair Performance Share Unit Award” shall mean a performance share unit award in respect of Pentair Ordinary Shares granted pursuant to a Pentair Equity Plan that is outstanding as of immediately prior to the Effective Time.
“Pentair Post-Distribution Stock Value” shall mean the closing per share price of a Pentair Ordinary Share trading on the NYSE on the trading day immediately following the Distribution Date.
“Pentair Pre-Distribution Stock Value” shall mean the closing per share price of a Pentair Ordinary Share trading “regular way with due bills” on the NYSE on the Distribution Date.
“Pentair Ratio” shall mean the quotient obtained by dividing the Pentair Pre-Distribution Stock Value by the Pentair Post-Distribution Stock Value.
“Pentair Restricted Stock Unit Award” shall mean a restricted stock unit award in respect of Pentair Ordinary Shares granted pursuant to a Pentair Equity Plan that is outstanding as of immediately prior to the Effective Time.
“Pentair Retiree Welfare Plan” shall mean the Pentair, Inc. Retiree Flex Plan.
“Pentair Retirement Restoration Plan” shall mean, collectively, the Pentair, Inc. Restoration Plan (as Amended and Restated effective August 23, 2000) and the Pentair, Inc. Restoration Plan (effective January 1, 2009).
“Pentair SERP” shall mean, collectively, the Pentair, Inc. Supplemental Executive Retirement Plan (as adopted on June 16, 1988), the Pentair, Inc. 1999 Supplemental Executive Retirement Plan, and the Pentair, Inc. Supplemental Executive Retirement Plan.
“Pentair Share Fund” shall have the meaning set forth in Section 5.02(a).

“Pentair Share Unit” shall mean a unit used for purposes of measuring the liability owed under a non-qualified deferred compensation plan having a value equal to the fair market value of one Pentair Ordinary Share.
“Pentair U.S. Pension Plans” shall mean, collectively, the Pentair, Inc. Pension Plan and the Pentair Pump Group, Inc. Bargaining Unit Employees Pension Plan.
“Pentair U.S. Savings Plan” shall mean the Pentair, Inc. Retirement Savings and Stock Incentive Plan.
“Pentair U.S. Savings Plan Trust” shall mean the trust for the Pentair U.S. Savings Plan.
“Pentair U.S. Welfare Plan” shall mean any Welfare Plan established, sponsored, maintained, or contributed to by Pentair or any of its Subsidiaries for the benefit of U.S. Employees or Former U.S. Employees, excluding any nVent U.S. Welfare Plan.
“Pentair Welfare Plans” shall mean the Pentair U.S. Welfare Plans and the Pentair Non-U.S. Welfare Plans.
“Person” shall have the meaning set forth in the Separation and Distribution Agreement.
“Privileged Information” shall have the meaning set forth in the Separation and Distribution Agreement.
“Qualifying Pentair Shareholders” shall have the meaning set forth in the recitals to this Agreement.
“Record Date” shall have the meaning set forth in the Separation and Distribution Agreement.
“Restricted Period” shall have the meaning set forth in Section 3.02(a).
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
“Separation” shall have the meaning set forth in the recitals to this Agreement.
“Separation and Distribution Agreement” shall have the meaning set forth in the recitals to this Agreement.
“Subsidiary” shall have the meaning set forth in the Separation and Distribution Agreement.
“Transferred Director” shall mean any nVent non-employee director as of the Effective Time who served on the Pentair Board immediately prior to the Effective Time.
“Transition Period” shall mean the period beginning on the Effective Time and ending on December 31, 2018.

“Transition Services Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.
“U.S.” shall mean the United States of America.
“U.S. Employees” shall mean Employees who are assigned primarily to operations in the United States.
“Value Factor” shall mean the quotient of (a) the Pentair Pre-Distribution Stock Value divided by (b) the sum of (i) the Pentair Post-Distribution Stock Value plus (ii) the product of (A) the nVent Stock Value multiplied by (B) the Distribution Ratio.
“Welfare Plan” shall mean any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse, and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time-off programs, contribution funding toward a health savings account, flexible spending accounts, or cashable credits.
Section 1.02.    Interpretation. Section 11.17 of the Separation and Distribution Agreement is hereby incorporated by reference.
ARTICLE II
GENERAL PRINCIPLES AND TRANSITION SERVICES
Section 2.01.    General Principles for Allocation of Liabilities.
(a)    Acceptance and Assumption of nVent Liabilities. Except as otherwise specifically provided herein, as of the Effective Time, nVent and the applicable nVent Designees accept, assume, and agree to faithfully perform, discharge, and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered an nVent Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Pentair’s or nVent’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries, or Affiliates against any member of the Pentair Group or the nVent Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, or misrepresentation by any member of the Pentair Group or the nVent Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries, or Affiliates:
(A)    any and all wages, salaries, incentive compensation (as the same may be modified by this Agreement), equity compensation (as the same may be modified by this Agreement), commissions, bonuses, and any other employee compensation or benefits payable to or on behalf of any nVent Group Employees and Former nVent Group Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses, or other employee compensation or benefits are or may have been awarded or earned;

(B)    any and all Liabilities whatsoever with respect to claims made by or with respect to any nVent Group Employees or Former nVent Group Employees in connection with any Benefit Plan that is not retained or assumed by any member of the Pentair Group pursuant to this Agreement, the Separation and Distribution Agreement, or any other Ancillary Agreement;
(C)    any and all other Liabilities with respect to any nVent Group Employees or Former nVent Group Employees; and
(D)    any and all Liabilities expressly assumed or retained by any member of the nVent Group pursuant to this Agreement.
(b)    Acceptance and Assumption of Pentair Liabilities. Except as otherwise specifically provided herein, as of the Effective Time, Pentair and certain members of the Pentair Group designated by Pentair accept, assume, and agree to faithfully perform, discharge, and fulfill all of the following Liabilities held by nVent or any nVent Designee and Pentair, and the applicable members of the Pentair Group shall be responsible for such Liabilities in accordance with their respective terms (each of which shall be considered a Pentair Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Pentair’ or nVent’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries, or Affiliates against any member of the Pentair Group or the nVent Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, or misrepresentation by any member of the Pentair Group or the nVent Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries, or Affiliates:
(A)    any and all wages, salaries, incentive compensation (as the same may be modified by this Agreement), equity compensation (as the same may be modified by this Agreement), commissions, bonuses, and any other employee compensation or benefits payable to or on behalf of any Pentair Group Employees and Former Pentair Group Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses, or other employee compensation or benefits are or may have been awarded or earned;
(B)    any and all Liabilities whatsoever with respect to claims made by or with respect to any Pentair Group Employees or Former Pentair Group Employees in connection with any Benefit Plan not retained or assumed by any member of the nVent Group pursuant to this Agreement, the Separation and Distribution Agreement, or any other Ancillary Agreement;
(C)    any and all other Liabilities with respect to any Pentair Group Employees or Former Pentair Group Employees; and
(D)    any and all Liabilities expressly assumed or retained by any member of the Pentair Group pursuant to this Agreement.
(c)    Unaddressed Liabilities. To the extent that this Agreement does not address particular Liabilities with respect to any Employee or under any Benefit Plan and the

Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.
Section 2.02.    Benefit Plans.
(a)    Establishment of Plans. nVent shall, or shall cause an applicable member of the nVent Group to, adopt Benefit Plans (and related trusts, if applicable), to be effective no later than the Effective Time (or if provided in this Agreement, to be effective at the end of the Transition Period) with terms that are in the aggregate comparable (or such other standard as is specified in this Agreement with respect to any particular Benefit Plan) to those of the corresponding Pentair Benefit Plans as in effect immediately prior to the date such plans are adopted; provided, however, that nVent may limit participation in any such nVent Benefit Plan to nVent Group Employees and Former nVent Group Employees who were entitled to participate in the corresponding Pentair Benefit Plan immediately prior to the date of adoption of such plan to the extent consistent with this Agreement.
(b)    Service Credit. The nVent Benefit Plans shall, and nVent shall cause each member of the nVent Group to, recognize each nVent Group Employee’s and each Former nVent Group Employee’s full service with Pentair or any of its Subsidiaries or predecessor entities at or before the Effective Time, to the same extent that such service was credited by Pentair for similar purposes prior to the Effective Time as if such full service had been performed for a member of the nVent Group, for purposes of eligibility, vesting, and determination of level of benefits under any such nVent Benefit Plan.
(c)    No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement, or any other Ancillary Agreement, no participant in any nVent Benefit Plan shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided to such participant by the corresponding Pentair Benefit Plan or any other plan, program, or arrangement sponsored or maintained by a member of the Pentair Group. Furthermore, unless expressly provided for in this Agreement, in the Separation and Distribution Agreement, or in any other Ancillary Agreement, or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting or entitlements under any compensation or Benefit Plan, program, or arrangement sponsored or maintained by a member of the Pentair Group or member of the nVent Group on the part of any Employee or Former Employee.
(d)    Beneficiaries. References to Pentair Group Employees, Former Pentair Group Employees, nVent Group Employees, Former nVent Group Employees, and non-employee directors of either Pentair or nVent (including Transferred Directors), shall, where the context clearly contemplates, be deemed to refer to their current or former beneficiaries, dependents, survivors, and alternate payees, as applicable.
(e)    Transition Period. With respect to any Pentair Benefit Plan in which the nVent Group will continue to participate during the Transition Period, references to nVent Group Employees shall be deemed to refer to any employee who is hired by the nVent Group during the Transition Period, and references to Former nVent Group Employees shall be deemed to refer to an nVent Group Employee whose employment terminates during the Transition Period, and such terms also shall, where the context clearly contemplates, be deemed to refer to such individuals’ current or former beneficiaries, dependents, survivors, and alternate payees, as applicable.
Section 2.03.    Individual Agreements.
(a)    Assignment by Pentair. To the extent necessary, Pentair shall assign, or cause an applicable member of the Pentair Group to assign, to nVent or another member of the nVent Group, as designated by nVent, all Individual Agreements, with such assignment to be effective as of or prior to the Effective Time; provided, however, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, then effective as of or prior to the Effective Time, each member of the nVent Group shall be considered to be a successor to each member of the Pentair Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the nVent Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the nVent Group; and provided, further, that, on and after the Effective Time, Pentair shall not be permitted to enforce any Individual Agreement (including any agreement containing noncompetition or nonsolicitation covenants) against an nVent Group Employee or Former nVent Group Employee for action taken in such individual’s capacity as an nVent Group Employee or Former nVent Group Employee.
(b)    Assumption by nVent. Effective as of or prior to the Effective Time, nVent shall assume and honor, or shall cause a member of the nVent Group to assume and honor, all Individual Agreements.
Section 2.04.    Collective Bargaining. Effective no later than immediately prior to the Effective Time, to the extent necessary, nVent shall cause the appropriate member of the nVent Group to (a) assume all collective bargaining, works council, or similar agreements (including any national, sector, or local collective bargaining agreement) that cover nVent Group Employees or Former nVent Group Employees and the Liabilities arising under any such agreements, and (b) join any industrial, employer, or similar association or federation if membership is required for the relevant collective bargaining agreement to continue to apply.
Section 2.05.    Non-U.S. Regulatory Compliance. Pentair shall have the authority to adjust the treatment described in this Agreement with respect to nVent Group Employees or Former nVent Group Employees who are located outside of the United States in order to ensure compliance with the applicable laws or regulations of countries outside of the United States or to preserve the tax benefits provided under local tax law or regulation before the Distribution.
ARTICLE III
ASSIGNMENT OF EMPLOYEES
Section 3.01.    Employees and Taxes.
(a)    Assignment and Transfer of Employees. Effective no later than immediately prior to the Effective Time and except as otherwise agreed by the Parties or as required by applicable Law, (i) the applicable member of the Pentair Group or the nVent Group shall have taken such actions as are necessary to ensure that each nVent Group Employee is employed by a member of the nVent Group as of the Effective Time, and (ii) the

applicable member of the Pentair Group or the nVent Group shall have taken such actions as are necessary to ensure that each individual who is a Pentair Group Employee is employed by a member of the Pentair Group as of the Effective Time. Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.
(b)    At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Pentair Group or any member of the nVent Group to (i) continue the employment of any Employee or permit the return of any Employee from a leave of absence for any period after the date of this Agreement (except as required by applicable Law) or (ii) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law.
(c)    Severance. The Parties acknowledge and agree that the Distribution and the assignment, transfer, or continuation of the employment of Employees as contemplated by this Section 3.01 shall not be deemed an involuntary termination of employment entitling any nVent Group Employee or Pentair Group Employee to severance payments or benefits, except as required by applicable Law or as otherwise agreed between the Parties. Notwithstanding Section 6.05 or anything to the contrary contained in any business transfer agreement entered into between a member of the Pentair Group and a member of the nVent Group, nVent (or a member of the nVent Group designated by nVent) shall retain (or assume or reimburse to the extent necessary), and agrees to faithfully perform, discharge, and fulfill any Liabilities in respect of any severance payments or benefits that become payable pursuant to applicable Law to any nVent Group Employee as a result of the transfer of such nVent Group Employee to a member of the nVent Group as contemplated by Section 3.01(a).
(d)    No Change of Control or Change in Control. The Parties acknowledge and agree that neither the consummation of the Distribution nor any transaction contemplated by this Agreement, the Separation and Distribution Agreement, or any other Ancillary Agreement shall be deemed a “change of control,” “change in control,” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the Pentair Group or member of the nVent Group, except as required by applicable Law.
(e)    U.S. Payroll and Related Taxes. With respect to any nVent Group Employee or group of nVent Group Employees located in the United States, the Parties shall, or shall cause their respective Subsidiaries to:
(A)    treat nVent (or the applicable member of the nVent Group) as a “successor employer” and Pentair (or the applicable member of the Pentair Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, for purposes of taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”);
(B)    cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA upon or following the Effective Time with respect to each such nVent Group Employee for the tax year during which the Effective Time occurs; and
(C)    use commercially reasonable efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53; provided, however, that, to the extent that nVent (or the applicable member of the nVent Group) cannot be treated as a “successor employer” to Pentair (or the applicable member of the Pentair Group) within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to any nVent Group Employee or group of nVent Group Employees, then (A) with respect to the portion of the tax year commencing on January 1, 2018 and ending on the Distribution Date, Pentair shall (x) be responsible for all payroll obligations, tax withholding, and reporting obligations for such nVent Group Employees and (y) furnish a Form W-2 or similar earnings statement to all such nVent Group Employees for such period, and (B) with respect to the remaining portion of such tax year, nVent shall (x) be responsible for all payroll obligations, tax withholding, and reporting obligations regarding such nVent Group Employees and (y) furnish a Form W-2 or similar earnings statement to all such nVent Group Employees, subject to the provisions of the Transition Services Agreement.
Section 3.02.    No-Hire and Nonsolicitation.
(a)    No-Hire. Each Party agrees that, for a period of twenty-four (24) months following the Distribution Date (the “Restricted Period”), such Party shall not, and shall cause its Subsidiaries and Affiliates not to, without the prior written consent of the Chief Human Resources Officer of the other Party, directly or indirectly hire as an employee or an independent contractor (i) any individual who is a Pentair Group Employee, in the case of nVent, or an nVent Group Employee, in the case of Pentair, or (ii) any individual who is a Former Pentair Group Employee, in the case of nVent, or a Former nVent Group Employee, in the case of Pentair, and who, in the case of this clause (ii), voluntarily terminated employment within the 3-month period preceding the Effective Time.
(b)    Nonsolicitation. Each Party agrees that, during the Restricted Period, such Party shall not, and shall cause its Subsidiaries and Affiliates not to, without prior written consent of the Chief Human Resources Officer of the other Party, either directly or indirectly, and whether on its own behalf or in service or on behalf of others, solicit, aid, induce, or encourage any individual who is a Pentair Group Employee at Grade 44 (or any equivalent level established following the Separation) or above, in the case of nVent, or an nVent Group Employee at Grade 44 (or any equivalent level established following the Separation) or above, in the case of Pentair, to leave his or her employment in order to work for such Party.
(c)    Limited Exceptions. Notwithstanding Section 3.02(a) and Section 3.02(b), this Section 3.02 shall not prohibit (i) generalized solicitations that are not directed to specific Persons or Employees of the other Party, (ii) the solicitation and hiring of a Person whose employment was involuntarily terminated by the other Party, or (iii) the solicitation and hiring of a Person after receipt by the soliciting Party (in advance of any solicitation or, in the case of a response to a general solicitation as permitted under clause (i) above, in advance of any subsequent solicitation in connection with the recruiting process) of the express written consent of the Party that employs (or employed) the Person who is to be solicited and/or hired. Except as provided in clause (ii) above with respect to involuntary terminations, without regard to the use of the term “Employee” or “employs,” the restrictions under this Section 3.02 shall be applicable to (A) any Pentair Group Employee or nVent Group Employee whose employment terminates after the Effective Time until the date that is six months after such Employee’s last date of employment with Pentair or nVent, as applicable, and (B) any Former Pentair Group Employee or Former nVent Group Employee whose employment terminates prior to the Effective Time until the date that is six months after the Effective Time.

ARTICLE IV
EQUITY, CASH, AND EXECUTIVE COMPENSATION
Section 4.01.    Equity Awards.
(a)    General. Each Pentair Equity Award granted that is outstanding as of immediately prior to the Effective Time shall be adjusted as described below; provided, however, that, effective immediately prior to the Effective Time, the Pentair Compensation Committee may provide for different adjustments with respect to some or all Pentair Equity Awards to the extent that the Pentair Compensation Committee deems such adjustments necessary and appropriate. Any adjustments made by the Pentair Compensation Committee pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties and their respective Affiliates.
(b)    nVent Equity Plan. Before the Effective Time, the nVent Equity Plan shall be established, with such terms as are necessary to permit the implementation of the provisions of this Section 4.01.
(c)    Stock Options. Each Pentair Option that is outstanding immediately prior to the Effective Time shall be converted as of the Effective Time into either or both an Adjusted Pentair Option and an nVent Option as described below:
(A)    Stock Options Granted on or After May 9, 2017 and Certain Non-U.S. Jurisdiction Stock Options. Except as set forth on Schedule 4.01, each Pentair Option granted on or after May 9, 2017 or granted at any time to an award holder who resides in Australia or China shall be adjusted as follows:
(1)    If the Pentair Option is held by a Pentair Group Employee, a Former Pentair Group Employee, a Pentair Director or a Former Pentair Director then such option shall be converted as of the Effective Time into an Adjusted Pentair Option, and shall be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Pentair Option immediately prior to the Effective Time (except as otherwise provided herein, including in this Section 4.01(c)(A)(1) and Section 4.01(f)); provided, however, that from and after the Effective Time:

a)
the number of Pentair Ordinary Shares subject to such Adjusted Pentair Option, rounded down to the nearest whole share, shall be equal to the product of (1) the number of Pentair Ordinary Shares subject to the corresponding Pentair Option immediately prior to the Effective Time multiplied by (2) the Pentair Ratio; and

b)
the per share exercise price of such Adjusted Pentair Option, rounded up to the nearest whole cent, shall be equal to the quotient of (1) the per share exercise price of the corresponding Pentair Option immediately prior to the Effective Time divided by (2) the Pentair Ratio.

(2)    If the Pentair Option is held by an nVent Group Employee, a Former nVent Group Employee, or a Transferred Director then such option shall be converted as of the Effective Time into an nVent Option, and shall be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Pentair Option immediately prior to the Effective Time (except as otherwise provided herein, including in this Section 4.01(c)(A)(2) and Section 4.01(f)); provided, however, that from and after the Effective Time:

a)
the number of nVent Ordinary Shares subject to such nVent Option, rounded down to the nearest whole share, shall be equal to the product of (1) the number of Pentair Ordinary Shares subject to the corresponding Pentair Option immediately prior to the Effective Time multiplied by (2) the nVent Ratio; and

b)
the per share exercise price of such nVent Option, rounded up to the nearest whole cent, shall be equal to the quotient of (1) the per share exercise price of the corresponding Pentair Option immediately prior to the Effective Time divided by (2) the nVent Ratio.

(B)    Stock Options Granted Prior to May 9, 2017 Other Than Certain Non-U.S. Jurisdiction Stock Options. Each such Pentair Option granted prior to May 9, 2017 other than a Pentair Option granted at any time to an award holder who resides in Australia or China, regardless of by whom held, shall be converted as of the Effective Time into both an Adjusted Pentair Option and an nVent Option, and each such Adjusted Pentair Option and nVent Option shall be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Pentair Option immediately prior to the Effective Time (except as otherwise provided herein, including in this Section 4.01(c)(B) and Section 4.01(f)); provided, however, that from and after the Effective Time:
(1)    the number of Pentair Ordinary Shares subject to such Adjusted Pentair Option, rounded down to the nearest whole share, shall be equal to the product of (a) the number of Pentair Ordinary Shares subject to the corresponding Pentair Option immediately prior to the Effective Time multiplied by (b) the Value Factor;
(2)    the number of nVent Ordinary Shares subject to such nVent Option, rounded down to the nearest whole share, shall be equal to the product of (a) the number of Pentair Ordinary Shares subject to the corresponding Pentair Option immediately prior to the Effective Time multiplied by (b) the Distribution Ratio multiplied by (c) the Value Factor;
(3)    the per share exercise price of such Adjusted Pentair Option, rounded up to the nearest cent, shall be equal to the quotient of (a) the per share exercise price of the corresponding Pentair Option immediately prior to the Effective Time divided by (b) the Pentair Ratio; and

(4)    the per share exercise price of such nVent Option, rounded up to the nearest cent, shall be equal to the quotient of (a) the per share exercise price of the corresponding Pentair Option immediately prior to the Effective Time divided by (b) the nVent Ratio.
Notwithstanding anything to the contrary in this Section 4.01(c), the exercise price, the number of Pentair Ordinary Shares and nVent Ordinary Shares subject to each Adjusted Pentair Option and nVent Option, respectively, and the terms and conditions of exercise of such options shall be determined in a manner consistent with the requirements of Section 409A of the Code. In addition, in the case of any Pentair Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code as of immediately prior to the Effective Time, the exercise price, the number of Pentair Ordinary Shares and nVent Ordinary Shares subject to such option, and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.
(d)    Restricted Stock Unit Awards. Each Pentair Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time shall be converted as of the Effective Time into either or both an Adjusted Pentair Restricted Stock Unit Award and an nVent Restricted Stock Unit Award as described below:
(A)    Restricted Stock Unit Awards Granted on or after May 9, 2017 and Certain Non-U.S. Jurisdiction Restricted Stock Unit Awards. Except as set forth on Schedule 4.01, each Pentair Restricted Stock Unit Award granted on or after May 9, 2017 or granted at any time to an award holder who resides in Australia or China shall be adjusted as follows:
(1)    If the Pentair Restricted Stock Unit Award is held by a Pentair Group Employee or a Former Pentair Group Employee, such award shall be converted as of the Effective Time into an Adjusted Pentair Restricted Stock Unit Award, and shall be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such Pentair Restricted Stock Unit Award immediately prior to the Effective Time (except as otherwise provided herein, including in this Section 4.01(d)(A)(1) and Section 4.01(f)); provided, however, that from and after the Effective Time the number of shares subject to such Adjusted Pentair Restricted Stock Unit Award shall be equal to the product of (a) the number of Pentair Ordinary Shares subject to the corresponding Pentair Restricted Stock Unit Award immediately prior to the Effective Time multiplied by (b) the Pentair Ratio, rounded to the nearest whole share.
(2)    If the Pentair Restricted Stock Unit Award is held by an nVent Group Employee or a Former nVent Group Employee, such award shall be converted as of the Effective Time into an nVent Restricted Stock Unit Award, and shall be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such Pentair Restricted Stock Unit Award immediately prior to the Effective Time (except as otherwise provided herein, including in this Section 4.01(d)(A)(2) and Section 4.01(f)); provided, however, that from and after the Effective Time (a) payment, if any, shall be made in nVent Ordinary Shares with respect to an nVent Restricted Stock Unit Award that is stock-settled and (b) the number of shares subject to such nVent Restricted Stock Unit Award shall be equal to the product of (i) the number of Pentair Ordinary Shares subject to the corresponding Pentair Restricted Stock Unit Award immediately prior to the Effective Time multiplied by (ii) the nVent Ratio, rounded to the nearest whole share.
(B)    Restricted Stock Unit Awards Granted Prior to May 9, 2017 Other Than Certain Non-U.S. Jurisdiction Restricted Stock Unit Awards. Each such Pentair Restricted Stock Unit Award granted prior to May 9, 2017 other than a Pentair Restricted Stock Unit Award granted at any time to an award holder who resides in Australia or China, regardless of by whom held, shall be converted as of the Effective Time into both an Adjusted Pentair Restricted Stock Unit Award and an nVent Restricted Stock Unit Award, and each such Adjusted Pentair Restricted Stock Unit Award and nVent Restricted Stock Unit Award shall be subject to the same terms and conditions after the Effective Time as were applicable to such Pentair Restricted Stock Unit Award prior to the Effective Time (except as otherwise provided herein, including in this Section 4.01(d)(B) and Section 4.01(f)); provided, however, that:
(1)    payment, if any, shall be made in Pentair Ordinary Shares (with respect to Adjusted Pentair Restricted Stock Unit Awards) and nVent Ordinary Shares (with respect to nVent Restricted Stock Unit Awards) with respect to any such Pentair Restricted Stock Unit Award that is stock-settled;
(2)    the number of shares subject to such Adjusted Pentair Restricted Stock Unit Award shall equal the number of Pentair Ordinary Shares subject to the corresponding Pentair restricted Stock Unit Award immediately prior to the Effective Time; and
(3)    the number of shares subject to such nVent Restricted Stock Unit Award shall be equal to the product of (a) the number of Pentair Ordinary Shares subject to the Pentair Restricted Stock Unit Award immediately prior to the Effective Time multiplied by (b) the Distribution Ratio, rounded down to the nearest whole share.
(e)    Performance Share Unit Awards. Except as set forth on Schedule 4.01, with respect to each Pentair Performance Share Unit Award, regardless of by whom held, the Pentair Compensation Committee shall determine, no later than the Effective Time, the extent to which the performance goal(s) established for such awards will be considered satisfied as of the Effective Time based on the trend of the achievement of the performance goal(s). Based on that determination, the Pentair Compensation Committee shall determine the number of Pentair Performance Share Units that have been earned based on the level of achievement of such goal(s), and any such Performance Share Units that have not been so earned shall be forfeited as of the Effective Time. Each Pentair Performance Share Unit so earned shall be converted as of the Effective Time into an Adjusted Pentair Restricted Stock Unit Award and/or an nVent Restricted Stock Unit Award, in the same manner as is provided in Section 4.01(d)(B), depending on the original date of grant of such award or the country of residence of the award holder, as applicable, and each such Adjusted Pentair Restricted Stock Unit Award and nVent Restricted Stock Unit Award shall be subject to the same terms and conditions (including any time-vesting requirements that must be satisfied as of the end of the performance period) after the Effective Time as were applicable to such Pentair Performance

Share Unit Award prior to the Effective Time (except as otherwise provided herein, including in this Section 4.01(e) and Section 4.01(f)); provided, however, that such awards shall no longer be subject to the achievement of performance goal(s) after the Effective Time.
(f)    Miscellaneous Award Terms. With respect to Adjusted Pentair Equity Awards held by nVent Group Employees, employment with the nVent Group shall be treated as employment with Pentair. With respect to Adjusted Pentair Equity Awards held by Transferred Directors, service on the nVent Board shall be treated as service on the Pentair Board. With respect to nVent Equity Awards held by Pentair Group Employees, employment with the Pentair Group shall be treated as employment with nVent. With respect to nVent Equity Awards held by members of the Pentair Board, service on the Pentair Board shall be treated as service on the nVent Board. In addition, none of the Separation, the Distribution, or any employment transfer described in Section 3.01 shall constitute a termination of employment or service for any Employee or any member of the Pentair Board or the nVent Board for purposes of any Adjusted Pentair Equity Award or any nVent Equity Award. After the Effective Time, for any award adjusted under this Section 4.01, for purposes of applying any provisions of an employment agreement, award agreement or the terms of an equity plan that describes the treatment of such award in connection with a “change of control”, “change in control” or similar term:
(A)    with respect to nVent Equity Awards held by Pentair Group Employees, Former Pentair Group Employees and members of the Pentair Board, reference to a “change in control,” “change of control,” or similar definition shall be deemed to include a “change in control,” “change of control,” or similar definition as set forth in the applicable Pentair Equity Plan, and
(B)    with respect to Adjusted Pentair Equity Awards held by nVent Group Employees and Transferred Directors, reference to a “change in control,” “change of control,” or similar definition shall be deemed to include a change in control as set forth in the nVent Equity Plan.
(g)    Settlement; Tax Reporting; and Withholding.
(A)    Except as otherwise provided in this Section 4.01(g), after the Effective Time, Pentair shall settle stock-settled Adjusted Pentair Equity Awards, regardless of by whom held and nVent shall settle stock-settled nVent Equity Awards, regardless of by whom held. If any individual holding an Adjusted Pentair Equity Award or an Electric Equity Award made a deferral election with respect to any such award under the Pentair Non-Qualified Deferred Compensation Plan (which election, if made by an Electric Group Employee, shall carryover to the Electric Non-Qualified Deferred Compensation Plan), then to the extent such deferral election is effective, Pentair may direct that Electric issue Electric Ordinary Shares in respect of such an Electric Equity Award to the Pentair Non-Qualified Plan Trust and Electric may direct that Pentair issue Pentair Ordinary Shares in respect of such Pentair Equity Award to the Electric Non-Qualified Plan Trust.
(B)    Upon the vesting or settlement of any stock-settled nVent Equity Awards (regardless of by whom held), nVent shall be solely responsible for (1) ensuring the satisfaction of all applicable tax withholding requirements on behalf of each nVent Group Employee and Transferred Director and (2) ensuring the collection and remittance in cash of all withholding taxes to the Pentair Group with respect to each Pentair Group Employee, Former Pentair Group Employee and Pentair Director (with the Pentair

Group being responsible for remittance of the applicable taxes and payment and remittance of the applicable employer taxes relating to such individuals to the applicable Governmental Authority), subject to the terms of the Transition Services Agreement.
(C)    Upon the vesting or settlement of any stock-settled Adjusted Pentair Equity Awards (regardless of by whom held), Pentair shall be solely responsible for (1) ensuring the satisfaction of all applicable tax withholding requirements on behalf of each Pentair Group Employee, Former Pentair Group Employee and Pentair Director and (2) ensuring the collection and remittance in cash of all withholding taxes to the nVent Group with respect to each nVent Group Employee and Transferred Director (with nVent Group being responsible for remittance of the applicable taxes and payment and remittance of the applicable employer taxes relating to such individuals to the applicable Governmental Authority).
(D)    Following the Effective Time, Pentair shall be responsible for all income tax reporting in respect of Adjusted Pentair Equity Awards and nVent Equity Awards held by Pentair Group Employees, Former Pentair Group Employees and Pentair Directors, and nVent shall be responsible for all income tax reporting in respect of Adjusted Pentair Equity Awards and nVent Equity Awards held by nVent Group Employees and Transferred Directors, subject to the terms of the Transition Services Agreement.
(E)    nVent shall be responsible for the payment of cash-settled dividend equivalents on any Adjusted Pentair Equity Awards or nVent Equity Awards held by an nVent Group Employee or Transferred Director. Prior to the date any such payment is due, Pentair shall pay nVent in cash amounts required to pay (1) any dividend equivalents with respect to any stock-settled Adjusted Pentair Equity Awards held by nVent Group Employees and (2) any dividend equivalents accrued prior to the Effective Time with respect to any stock-settled nVent Equity Awards held by nVent Group Employees or Transferred Directors.
(F)    Pentair shall be responsible for the payment of cash-settled dividend equivalents on any Adjusted Pentair Equity Awards or nVent Equity Awards held by a Pentair Group Employee or Former Employee. Prior to the date any such settlement is due, nVent shall pay Pentair in cash amounts required to pay any dividend equivalents accrued after the Effective Time with respect to any stock-settled nVent Equity Awards held by Pentair Group Employees or Former Pentair Group Employees.
(G)    Following the Effective Time, (1) if any stock-settled Adjusted Pentair Equity Award held by an nVent Group Employee shall fail to become vested, such Adjusted Pentair Equity Award shall be forfeited to Pentair, and (2) if any stock-settled nVent Equity Award held by a Pentair Group Employee or Former Employee shall fail to become vested, such nVent Equity Award shall be forfeited to nVent.
(h)    Obligations under Prior Agreement. Pentair previously entered into the Amended and Restated Separation and Distribution Agreement by and among Tyco International Ltd., Pentair and The ADT Corporation, dated as of September 27, 2012. Article VI of such agreement imposed certain obligations on Pentair with respect to certain Tyco equity awards that were converted into Pentair equity awards. With respect to any such Pentair equity awards are converted into awards relating to nVent Shares, Pentair assigns to nVent, and nVent assumes and agrees to be responsible for, all of the obligations and liability of Pentair under such agreement.

(i)    Cooperation. Each of the Parties shall establish an appropriate administration system to administer, in an orderly manner, (1) exercises of vested Adjusted Pentair Options, and nVent Options, (2) the vesting and forfeiture of unvested Adjusted Pentair Equity Awards and nVent Equity Awards, and (3) the withholding and reporting requirements with respect to all awards. Each of the Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable Person’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for vesting and forfeiture of awards and tax withholding/remittance, compliance with trading windows, and compliance with the requirements of the Exchange Act and other applicable Laws. Without limiting the foregoing provisions of this Section 4.01(h), each Party agrees that, without the written consent of the other Party, such Party shall, during the three-year period commencing on the Distribution Date, continue to engage the stock plan administrator that Pentair has engaged immediately prior to the Effective Time as its third-party administrator for Pentair Equity Awards, in the case of Pentair, and nVent Equity Awards, in the case of nVent.
(j)    Registration and Other Regulatory Requirements. nVent agrees to file Forms S-1, S-3, and S-8 registration statements with respect to, and to cause to be registered pursuant to the Securities Act, the nVent Ordinary Shares authorized for issuance under the nVent Equity Plan, as required pursuant to the Securities Act, before the date of issuance of any nVent Ordinary Shares pursuant to the nVent Equity Plan. Pentair agrees to facilitate the adoption and approval of the nVent Equity Plan consistent with the requirements of Treasury Regulations Section 1.162- 27(f)(4)(iii).
(k)    Equity Awards in Certain Non-U.S. Jurisdictions. Notwithstanding the foregoing provisions of this Section 4.01, the Parties may mutually agree, in their sole discretion, not to adjust certain outstanding Pentair Equity Awards pursuant to the foregoing provisions of this Section 4.01 where those actions would create or trigger adverse legal, accounting, or tax consequences for Pentair, nVent, and/or the affected non-U.S. award holder. In such circumstances, Pentair and/or nVent may take any action necessary or advisable to prevent any such adverse legal, accounting, or tax consequences, including agreeing that the outstanding Pentair Equity Awards of the affected non-U.S. award holders shall terminate in accordance with the terms of the Pentair Equity Plan and the underlying award agreements, in which case nVent or Pentair, as applicable, shall equitably compensate the affected non-U.S. award holders in an alternate manner determined by nVent or Pentair, as applicable, in its sole discretion, or apply an alternate adjustment method. Where and to the extent required by applicable Law or tax considerations outside the United States, the adjustments described in this Section 4.01 shall be deemed to have been effectuated immediately prior to the Distribution Date.
Section 4.02.    Incentive Plans.
(a)    Establishment of nVent Incentive Plans. Before the Effective Time, nVent shall, or shall cause another member of the nVent Group to, establish or assume the nVent Incentive Plans. The nVent Incentive Plans shall govern incentives to be paid with respect to periods commencing after the 2017 fiscal year of Pentair. In no event shall any nVent Group Employee or Former nVent Group Employee be entitled to any payments under the Pentair Incentive Plans with respect to any period after the 2017 fiscal year of Pentair.

(b)    Fiscal Year 2017 Annual Bonus and CPUs. No later than the Effective Time, Pentair shall have determined and caused the payment of any (i) bonuses accrued by the nVent Group Employees and Former nVent Group Employees under the Pentair Incentive Plans in respect of the 2017 fiscal year, and (ii) cash performance units earned by the nVent Group Employees and Former nVent Group Employees under the Pentair Equity Plan in respect of the 2015 through 2017 performance period.
(c)    Allocation of Liabilities. (i) The Pentair Group shall be solely responsible for funding, paying, and discharging all obligations relating to any incentive bonus awards under any Pentair Incentive Plan with respect to (A) payments earned before, as of, or after the Effective Time by Pentair Group Employees or Former Pentair Group Employees, and (B) payments made prior to the Effective Time to nVent Group Employees and Former nVent Group Employees, and no member of the nVent Group shall have any obligations with respect thereto; and (ii) the nVent Group shall be solely responsible for funding, paying, and discharging all obligations relating to any incentive bonus awards under any nVent Incentive Plan with respect to payments made after the Effective Time to nVent Group Employees or Former nVent Group Employees, and no member of the Pentair Group shall have any obligations with respect thereto. As of the Effective Time, nVent will assume the accrual with respect to any nVent Incentive Plan awards.
Section 4.03.    Employee Stock Purchase Plan.
(a)    Cessation of Participation in Pentair ESPP. nVent Group Employees shall continue to participate in the Pentair ESPP through the last pay period that ends before the Effective Time. For clarity, the last purchase of Pentair Ordinary Shares under the Pentair ESPP shall occur from the paycheck paid with respect to such last pay period. From and after such date, the nVent Group Employees shall cease to participate in the Pentair ESPP, other than with respect to any final purchase to be made with respect to such last pay period. Notwithstanding the foregoing, the administrator of the Pentair plc International Stock Purchase and Bonus Plan may establish an alternate date for cessation of participation of nVent Group Employees in the Pentair plc International Stock Purchase and Bonus Plan, as it determines to be necessary or advisable to accommodate the operation and administration of the Pentair plc International Stock Purchase and Bonus Plan.
(b)    Establishment of nVent ESPP. Before the Effective Time, nVent shall establish the nVent ESPP, to be effective at the Effective Time or as soon as practicable thereafter. The nVent ESPP shall provide that nVent Group Employees shall (1) be eligible to participate in the nVent ESPP as of the Effective Time to the extent that they were eligible to participate in the Pentair ESPP as of immediately prior to such date, and (2) receive credit for all service credited under the Pentair ESPP as of immediately prior to the Effective Time. Notwithstanding the foregoing, nVent may delay implementation of the nVent ESPP or otherwise choose not to establish such nVent ESPP in one or more countries (i) to the extent necessary to complete those actions and undertakings that nVent, in its sole discretion, determines to be necessary or advisable to comply with applicable Law or (ii) if nVent determines, in its sole discretion, that establishing and maintaining such nVent ESPP in such country would not be commercially reasonable in light of the facts and circumstances.
Section 4.04.    Director Compensation.
(a)    Allocation of Directors’ Compensation. Pentair shall be responsible for the payment of any fees for service on the Pentair Board that are earned at, before, or after the Effective Time, and nVent shall not have any responsibility for any such payments. With respect to any nVent non-employee director, nVent shall be responsible for the payment of any fees for service on the nVent Board that are earned at any time after the Effective Time and Pentair shall not have any responsibility for any such payments.
(b)    Establishment of nVent Compensation Program for Non-Employee Directors and the nVent Director Plan. Before the Effective Time, nVent shall establish the nVent compensation program for non-employee directors and the nVent Director Deferred Compensation Plan, to be effective at the Effective Time.
(c)    Allocation of Liabilities for Directors’ Deferred Compensation.
(A)    As of the Effective Time, nVent shall, and shall cause the nVent Director Deferred Compensation Plan to, assume all Liabilities under the Pentair Director Deferred Compensation Plan of the Transferred Directors, determined as of the Effective Time, and the Pentair Group and the Pentair Director Deferred Compensation Plan shall be relieved of all such Liabilities.
(B)    As of the Effective Time, Pentair shall cause the trustee of the Pentair Non-Qualified Plan Trust to transfer to the nVent Non-Qualified Plan Trust Pentair assets (which shall include Pentair Ordinary Shares and nVent Ordinary Shares) in an amount equal to the Liabilities assumed by the nVent Director Deferred Compensation Plan.
(C)    Pentair shall retain all Liabilities under the Pentair Director Deferred Compensation Plan for Pentair Directors and Former Pentair Directors.
(d)    Share Fund in Pentair Director Deferred Compensation Plan. From and after the Effective Time, the account of each participant in the Pentair Director Deferred Compensation Plan that is deemed invested in Pentair Shares Units shall be converted into an account holding both Pentair Share Units and nVent Share Units as follows:
(A)    Each Pentair Share Unit immediately after the Effective Time shall equal the number of Pentair Share Units immediately prior to the Effective Time; and
(B)    The number of nVent Shares Units shall be equal to the product of (a) the number of Pentair Ordinary Shares subject to the Pentair Share Units immediately prior to the Effective Time multiplied by (b) the Distribution Ratio, rounded down to the nearest whole share.
Pentair Directors participating in the Pentair Director Deferred Compensation Plan shall be prohibited from increasing their holdings in such nVent Share Units under such plan, except with respect to the automatic reinvestment of any dividend equivalents.
(e)    Share Fund in nVent Director Deferred Compensation Plan. From and after the Effective Time, the nVent Director Deferred Compensation Plan shall offer nVent Share Units as a deemed investment option under such plan, in accordance with the terms of such plan. In addition, the nVent Director Deferred Compensation Plan shall include Pentair Share Units in connection with the transfer of account balances pursuant to Section 4.04(c). Transferred Directors participating in the nVent Director Deferred Compensation Plan shall be prohibited from increasing their holdings in such Pentair Share

Units under such plan, except with respect to the automatic reinvestment of any dividend equivalents.
ARTICLE V
U.S. QUALIFIED AND NONQUALIFIED RETIREMENT PLANS
Section 5.01.    Pentair U.S. Pension Plans.
(a)    Retention of Plan. As of the Effective Time, the Pentair Group shall retain sponsorship of each Pentair U.S. Pension Plans, and, from and after the Effective Time, all Assets and Liabilities thereunder shall remain Assets and Liabilities of the Pentair Group.
(b)    Eligibility of nVent Employees. Prior to the Effective Time, Pentair shall take such actions as are necessary (including amending each Pentair U.S. Pension Plan) to provide that, for purposes of vesting and eligibility for the early retirement subsidy under each Pentair U.S. Pension Plan, the service (which includes any increase in age) of any nVent Group Employee that is a participant in such Pentair U.S. Pension Plan as of immediately prior to the Effective Time with the nVent Group on or after the Effective Time shall be credited under such Pentair U.S. Pension Plan until the earliest of such nVent Group Employee’s termination of employment from the nVent Group, such nVent Group Employee’s annuity starting date (or lump sum payment date) under the Pentair U.S. Pension Plan, or the date an annuity contract is purchased with respect to such nVent Group Employee in connection with the termination of the Pentair, Inc. Pension Plan.
Section 5.02.    Pentair and nVent U.S. Savings Plans.
(a)    Participation in Pentair U.S. Savings Plan During Transition Period. During the Transition Period, the nVent Group shall continue to participate in the Pentair U.S. Savings Plan with respect to the nVent Group U.S. Employees, subject to the same terms and conditions as were applicable under the terms of such plan immediately prior to the Effective Time; provided, however, that as of the Effective Time, (i) an nVent Group U.S. Employee may no longer allocate contributions or transfer existing account balances into the unitized investment fund for Pentair Ordinary Shares (the “Pentair Share Fund”), and (ii) the Pentair U.S. Savings Plan will make available a unitized investment fund for nVent Ordinary Shares (the “nVent Share Fund”) for investment by nVent Group U.S. Employees. nVent agrees to file a Form S-8 registration statement with respect to, and to cause to be registered pursuant to the Securities Act, the nVent Ordinary Shares authorized for purchase under the Pentair U.S. Savings Plan, as required pursuant to the Securities Act, before the date of purchase of any nVent Ordinary Shares pursuant to the Pentair U.S. Savings Plan.
(b)    Establishment of nVent U.S. Savings Plan. Before the end of the Transition Period, nVent shall establish the nVent U.S. Savings Plan and the nVent U.S. Savings Plan Trust, to be effective as of January 1, 2019. Before the end of the Transition Period, nVent shall provide Pentair with (i) a copy of the nVent U.S. Savings Plan and nVent U.S. Savings Plan Trust; (ii) a copy of certified resolutions of the nVent Board (or its authorized committee or other delegate) evidencing adoption of the nVent U.S. Savings Plan and the nVent U.S. Savings Plan Trust and the assumption by the nVent U.S. Savings Plan of the Liabilities described in Section 5.02(c); and (iii) an opinion of counsel, which counsel and opinion are reasonably satisfactory to Pentair, with respect to the qualified status of the nVent U.S. Savings Plan under Section 401(a) of the Code and the tax-exempt status of the nVent

U.S. Savings Plan Trust under Section 501(a) of the Code. The nVent U.S. Savings Plan shall provide that:
(A)    nVent Group Employees shall (1) be eligible to participate in the nVent U.S. Savings Plan as of January 1, 2019 to the extent that they were eligible to participate in the Pentair U.S. Savings Plan as of immediately prior to such date, and (2) receive credit for all service credited under the Pentair U.S. Savings Plan as of immediately prior to January 1, 2019; and
(B)    the account balance of each nVent Group Employee under the Pentair U.S. Savings Plan as of the date of the transfer of Assets from the Pentair U.S. Savings Plan (including any outstanding promissory notes) shall be credited to such individual’s account balance under the nVent U.S. Savings Plan.
(c)    Transfer of Account Balances. By the end of the Transition Period (or as soon as practicable thereafter), Pentair shall cause the trustee of the Pentair U.S. Savings Plan to transfer from Pentair U.S. Savings Plan Trust to the nVent U.S. Savings Plan Trust the account balances of the nVent Group Employees and Former nVent Group Employees under the Pentair U.S. Savings Plan, determined as of the date of the transfer. Such transfers shall be made in kind, including promissory notes evidencing the transfer of outstanding loans, and (i), with respect to unitized investments in the Pentair Share Fund, Pentair Ordinary Shares and (ii) with respect to unitized investments in the nVent Share Fund, nVent Ordinary Shares. Any Asset and Liability transfers pursuant to this Section 5.02(c) shall comply in all respects with Sections 414(l) and 411(d)(6) of the Code.
(d)    Assumption of Liabilities. Effective as of the Effective Time, the nVent Group shall be liable for all employer contributions that accrue during the Transition Period with respect to the nVent Group U.S. Employees and to pay its allocable share of plan administrative expenses incurred during the Transition Period. For purposes hereof, all expenses necessary to establish and administer the nVent Share Fund pursuant to Section 5.02(a), to establish the nVent U.S. Savings Plan and nVent U.S. Savings Plan Trust as described in Section 5.02(b) and to effectuate the transfer of accounts from the Pentair U.S. Savings Plan to the nVent U.S. Savings Plan as described in Section 5.02(c) shall be treated as expenses allocable to the Electrical Group. Effective as of the establishment of the nVent U.S. Savings Plan, nVent shall assume all Liabilities with respect to any matching contributions and other employer contributions that were accrued under, but not yet contributed to, the Pentair U.S. Savings Plan for nVent Group Employees and Former nVent Group Employees to be made to the nVent U.S. Savings Plan in respect of the 2018 calendar year, and the Pentair Group shall be relieved of all such Liabilities. nVent shall be responsible for making any such matching contributions and other employer contributions to the nVent U.S. Savings Plan following the end of the 2018 calendar year.
(e)    nVent Ordinary Shares in Pentair U.S. Savings Plan. nVent Ordinary Shares distributed in connection with the Distribution in respect of Pentair Ordinary Shares held in Pentair U.S. Savings Plan accounts of Pentair Group Employees, nVent Group Employees or Former Employees shall be deposited in an nVent Share Fund under the Pentair U.S. Savings Plan. Pentair Group Employees and Former Employees participating in the Pentair U.S. Savings Plan shall be prohibited from increasing their holdings in such nVent Share Fund under the Pentair U.S. Savings Plan and may elect to liquidate their holdings in such nVent Share Fund and invest those monies in any other investment fund offered under the Pentair U.S. Savings Plan, all in accordance with the terms of the Pentair U.S. Savings Plan.
(f)    Pentair U.S. Savings Plan After Effective Time. From and after January 1, 2019, (i) the Pentair U.S. Savings Plan shall continue to be responsible for Liabilities in respect of Pentair Group Employees and Former Employees with accounts under such plans, and (ii) no nVent Group Employees shall accrue any benefits under the Pentair U.S. Savings Plan. Without limiting the generality of the foregoing, nVent Group Employees shall cease to be participants in the Pentair U.S. Savings Plan effective as of December 31, 2018.
(g)    No Loss of Unvested Benefits; No Distributions. The transfer of any nVent Group Employee’s employment to the nVent Group shall not result in loss of that nVent Group Employee’s unvested benefits (if any) under the Pentair U.S. Savings Plan, which benefit Liability will be assumed under the nVent U.S. Savings Plan as provided herein. No nVent Group Employee shall be entitled to a distribution of his or her benefit under the Pentair U.S. Savings Plan or nVent U.S. Savings Plan as a result of such transfer of employment.
Section 5.03.    Supplemental Executive Retirement Plan and Retirement Restoration Plan.
(a)    Establishment of the nVent Plans. Before the Effective Time, nVent shall establish the nVent Supplemental Executive Retirement Plan, to be effective as of the Effective Time.
(b)    Allocation of Liabilities. As of the Effective Time, nVent shall, and shall cause the nVent Supplemental Executive Retirement Plan to, assume all Liabilities under the Pentair SERP with respect to the benefits accrued as of the Effective Time by the nVent Group Employees, and the Pentair Group and the Pentair SERP shall be relieved of all Liabilities for those benefits. Pentair shall retain all Liabilities under the Pentair SERP and the Pentair Retirement Restoration Plan for the benefits accrued by Pentair Group Employees and Former Employees. From and after the Effective Time, nVent Group Employees shall cease to have any accrued benefits under the Pentair SERP.
Section 5.04.    Non-Qualified Deferred Compensation Plan.
(a)    Establishment of the nVent Non-Qualified Deferred Compensation Plan and Trust. Before the Effective Time, nVent shall establish the nVent Non-Qualified Deferred Compensation Plan and the Non-Qualified Plan Trust, to be effective as of the Effective Time.
(b)    Allocation of Liabilities.
(A)    As of the Effective Time, nVent Management Company shall (i) assume sponsorship of, and assume all Liabilities with respect to, the Flow Control Supplemental Savings Retirement Plan, and (ii) cause the nVent Non-Qualified Deferred Compensation Plan to assume all Liabilities under the Pentair Non-Qualified Deferred Compensation Plan of nVent Group Employees. The Pentair Group and the Pentair Non-Qualified Deferred Compensation Plan shall be relieved of all such Liabilities.

(B)    As of the Effective Time, Pentair shall cause the trustee of the Pentair Non-Qualified Plan Trust to transfer to the nVent Non-Qualified Plan Trust Pentair assets (which shall include Pentair Ordinary Shares and nVent Ordinary Shares) in an amount equal to the Liabilities assumed by the nVent Non-Qualified Deferred Compensation Plan.
(C)    Pentair shall retain all Liabilities under the Pentair Non-Qualified Deferred Compensation Plan (to the extent not assumed by nVent above), the Sta-Rite Industries Pre-2005 Officers’ Supplemental Retirement Income Program, and the Sta-Rite Industries Post-2004 Officers’ Supplemental Retirement Income Program, for Pentair Group Employees and Former Employees and all other nonqualified deferred compensation arrangements with respect to Pentair Group Employees and Former Pentair Group Employees.
(D)    From and after the Effective Time, nVent Group Employees shall cease to participate in the Pentair Non-Qualified Deferred Compensation Plan. The deferral and distribution elections in effect for the nVent Group Employees under the Pentair Non-Qualified Deferred Compensation Plan as of the Effective Time shall continue to apply under the nVent Non-Qualified Deferred Compensation Plan immediately after the Effective Time without interruption.
(c)    Share Fund in Pentair Non-Qualified Deferred Compensation Plan. From and after the Effective Time, the account of each participant in the Pentair Non-Qualified Deferred Compensation Plan that is deemed invested in Pentair Shares Units shall be converted into an account holding both Pentair Share Units and nVent Share Units as follows:
(A)    Each Pentair Share Unit immediately after the Effective Time shall equal the number of Pentair Share Units immediately prior to the Effective Time; and
(B)    The number of nVent Shares Units shall be equal to the product of (a) the number of Pentair Ordinary Shares subject to the Pentair Share Units immediately prior to the Effective Time multiplied by (b) the Distribution Ratio, rounded down to the nearest whole share.
Pentair Group Employees and Former Employees participating in the Pentair Non-Qualified Deferred Compensation Plan shall be prohibited from increasing their holdings in such nVent Share Units under such plan, except that any equity awards held by such individuals that relate to nVent Ordinary Shares and that are deferred into the Pentair Non-Qualified Deferred Compensation Plan shall be allocated into nVent Share Units under such plan at the time of deferral.
(d)    Share Fund in nVent Non-Qualified Deferred Compensation Plan. From and after the Effective Time, the nVent Non-Qualified Deferred Compensation Plan shall offer nVent Share Units as a deemed investment option under such plan, in accordance with the terms of such plan. In addition, the nVent Non-Qualified Deferred Compensation Plan shall include Pentair Share Units in connection with the transfer of account balances pursuant to Section 5.04(b). nVent Group Employees participating in the nVent Non-Qualified Deferred Compensation Plan shall be prohibited from increasing their holdings in such Pentair Share Units under such plan, except that any equity awards held by such individuals that relate to Pentair Ordinary Shares and that are deferred into the nVent Non-

Qualified Deferred Compensation Plan shall be allocated into Pentair Share Units under such plan at the time of deferral.
Section 5.05.    Nonqualified Plan Participation; Distributions. The Parties acknowledge that, except as provided below, none of the transactions contemplated by this Agreement, the Separation and Distribution Agreement, or any other Ancillary Agreement will trigger a payment or distribution of compensation under any of the Pentair Nonqualified Plans or nVent Nonqualified Plans for any participant and, consequently, that the payment or distribution of any compensation to which such participant is entitled under any of the Pentair Nonqualified Plans or nVent Nonqualified Plans will occur upon such participant’s separation from service from the nVent Group or at such other time as provided in the applicable nVent Nonqualified Plan or participant’s deferral election.
ARTICLE VI
U.S. WELFARE BENEFIT PLANS
Section 6.01.    U.S. Welfare Plans for Active Employees.
(a)    Participation in Pentair U.S. Welfare Plans During Transition Period. During the Transition Period, the nVent Group shall continue to participate in the Pentair U.S. Welfare Plans (including the Pentair HSAs and the health or dependent care flexible spending accounts) with respect to the nVent Group U.S. Employees, subject to the same terms and conditions as were applicable under the terms of such plan immediately prior to the Effective Time.
(b)    Establishment of nVent U.S. Welfare Plans. Before the end of the Transition Period, nVent shall, or shall cause the applicable member of the nVent Group to, establish the nVent U.S. Welfare Plans, to be effective January 1, 2019. nVent Group Employees who are U.S. Employees shall cease active participation in the Pentair U.S. Welfare Plans as of the end of the Transition Period and commence such participation in the nVent U.S. Welfare Plans on January 1, 2019.
(c)    Waiver of Conditions; Benefit Maximums. nVent shall use commercially reasonable efforts to cause the nVent U.S. Welfare Plans and any Welfare Plans that provide leave benefits, as applicable, to:
(A)    waive (i) all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to any nVent Group Employee or Former nVent Group Employee who are U.S. Employees, or any covered dependents thereof, other than limitations that were in effect with respect to such nVent Group Employee, Former nVent Group Employee, or covered dependent under the applicable Pentair U.S. Welfare Plan as of December 31, 2018, and (ii) any waiting period limitation or evidence of insurability requirement applicable to such nVent Group Employee, Former nVent Group Employee, or any covered dependents thereof, other than limitations or requirements that were in effect with respect to such nVent Group Employee, Former nVent Group Employee, or covered dependent under the applicable Pentair U.S. Welfare Plans as of December 31, 2018; and
(B)    take into account with respect to aggregate annual, lifetime, or similar maximum benefits available under the nVent U.S. Welfare Plans, such nVent Group Employee’s, Former nVent Group Employee’s, or any covered dependents’ prior claim experience under the Pentair U.S. Welfare Plans and any Benefit Plan that provides leave benefits.
(d)    Health Savings Accounts. Without limiting the foregoing provisions of this Section 6.01, before the end of the Transition Period, nVent shall, or shall cause a member of the nVent Group to, make available health savings accounts to nVent Group Employees who are U.S. Employees on and after January 1, 2019 (an “nVent HSA”). The nVent HSAs will accept the transfer of the balances, effective as of January 1, 2019, of the nVent Group Employees from their health savings account under a Pentair Welfare Plan (a “Pentair HSA”). It is the intention of the Parties that all activity under such an nVent Group Employee’s Pentair HSA for the year in which the Effective Time occurs be treated instead as activity under the corresponding account under the nVent HSA, such that (i) any claims incurred during calendar year 2018 that are not reimbursed from the Pentair HSA by December 31, 2018 shall instead be reimbursed by the nVent HSA and (ii) all elections and reimbursements made with respect to such period under the Pentair HSA will be deemed to have been made with respect to the corresponding nVent HSA.
(e)    Flexible Spending Accounts. Following the end of the Transition Period, Pentair will process the run-out claims (i.e., claims filed through March 31, 2019 for expenses incurred during 2018) filed by nVent Group Employees with respect to the health or dependent care flexible spending accounts under Pentair U.S. Welfare Plans. To the extent that there is not sufficient funds in the account of an nVent Group Employee (including any individual who terminated during the Transition Period), nVent shall provide Pentair (or its delegate) with funds sufficient to pay such claims.
(f)    COBRA. The Pentair Group shall continue to be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA and the corresponding provisions of the Pentair U.S. Welfare Plans with respect to (a) any Pentair Group Employee and any Former Pentair Group Employee who is a U.S. Employee (and his or her covered dependents) who incurs a qualifying event under COBRA before, as of, or after the Effective Time, and (b) during the Transition Period, any nVent Group Employee and any Former nVent Group Employee who is a U.S. Employee (and his or her covered dependents) who incurs a qualifying event under COBRA before, as of, or after the Effective Time and prior to January 1, 2019. Effective as of January 1, 2019, the nVent Group shall assume responsibility for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the nVent U.S. Welfare Plans with respect to any nVent Group Employee or Former nVent Group Employee who is a U.S. Employee (and his or her covered dependents) who incurred a qualifying event or loss of coverage under the Pentair U.S. Welfare Plans prior to January 1, 2019, and/or the nVent U.S. Welfare Plans on or after January 1, 2019. The Parties agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.
(g)    Allocation of Welfare Liabilities and Assets. Effective as of the Effective Time, except as otherwise specifically provided herein, the Pentair Group shall retain all Liabilities relating to Incurred Claims under the Pentair U.S. Welfare Plans. The nVent Group shall be responsible for all Liabilities relating to Incurred Claims with respect to nVent Group Employees under any Pentair U.S. Welfare Plans during the Transition Period (to the extent not paid by insurance) and for all Incurred Claims under any nVent U.S. Welfare Plan. The nVent Group shall also be liable to pay its allocable share of plan administrative expenses incurred during the Transition Period. Pentair shall retain all Assets (including, without limitation, Medicare reimbursements, pharmaceutical rebates, and similar items) associated with Incurred Claims under the Pentair U.S. Welfare Plans relating to periods prior to January 1, 2019, including Incurred Claims relating to an nVent Group Employee.
Section 6.02.    U.S. Retiree Welfare Plan.
(a)    Participation in Pentair U.S. Retiree Welfare Plan During Transition Period. During the Transition Period, the nVent Group shall continue to participate in the Pentair U.S. Retiree Welfare Plan with respect to the nVent Group U.S. Employees and Former nVent Group Employees, subject to the same terms and conditions as were applicable under the terms of such plan immediately prior to the Effective Time; provided that, with respect to nVent Group Employees, participation may be limited solely to those employees who, prior to the date that an annuity contract is purchased in connection with the termination of the Pentair, Inc. Pension Plan, both commence benefits under such plan (other than in the form of a lump sum) and terminate employment from the nVent Group. The nVent Group shall be liable for all employer contributions that accrue during the Transition Period with respect to the nVent Group U.S. Employees and the Former nVent Group Employees and to pay its allocable share of plan sponsor and fiduciary expenses incurred during the Transition Period.
(b)    Establishment of the nVent U.S. Retiree Welfare Plan. Before the end of the Transition Period, nVent shall establish the nVent U.S. Retiree Welfare Plan, to be effective as of January 1, 2019.
(c)    Allocation of Liabilities. As of January 1, 2019, nVent shall, and shall cause the nVent U.S. Retiree Welfare Plan to, assume all Retiree Welfare Liabilities under the Pentair U.S. Retiree Welfare Plan of the nVent Group Employees and Former nVent Group Employees, determined as of December 31, 2018, and the Pentair Group and the Pentair U.S. Retiree Welfare Plan shall be relieved of all such Liabilities. Pentair shall retain all Liabilities under the Pentair Retiree Welfare Plan for Pentair Group Employees and Former Pentair Group Employees. From and after January 1, 2019, nVent Group Employees and Former nVent Group Employees shall cease to participate in the Pentair Retiree Welfare Plan.
Section 6.03.    Vacation, Holidays and Leaves of Absence. Effective as of the Effective Time, the nVent Group shall assume all Liabilities of the Pentair Group with respect to vacation, holiday, annual leave, or other leave of absence, and required payments related thereto, for each nVent Group Employee who is a U.S. Employee. The Pentair Group shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each Pentair Group Employee who is a U.S. Employee. Notwithstanding the foregoing, during the Transition Period, the Pentair Group shall administer the vacation, holiday, annual leave, or other leave of absence programs of the nVent Group for its U.S. Employees in accordance with the Transition Services Agreement.
Section 6.04.    Severance and Unemployment Compensation.
(a)    Except as otherwise provided in Section 3.01(c), effective as of the Effective Time, the nVent Group shall assume any and all Liabilities to, or relating to, nVent Group Employees and Former nVent Group Employees in respect of severance (including payment of any accrued but unused paid time off) and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at, or after the Effective Time. The Pentair Group shall be responsible for any and all Liabilities to, or relating to, Pentair Group Employees and Former Pentair Group Employees in respect of severance (including payment of any accrued but unused paid time off) and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Effective Time.
(b)    Until the earlier of the first anniversary of the Effective Time or the date that the nVent Group establishes a written severance plan or policy, the nVent Group shall provide severance benefits consistent with the historic practices of the Pentair Group.
(c)    During the Transition Period, the Pentair Group shall administer the severance and unemployment compensation programs of the nVent Group for its U.S. Employees in accordance with the Transition Services Agreement.
Section 6.05.    Workers’ Compensation. With respect to claims for workers’ compensation in the U.S., (a) the nVent Group shall be responsible for claims in respect of nVent Group Employees and Former nVent Group Employees, whether occurring before, at, or after the Effective Time, and (b) the Pentair Group shall be responsible for all claims in respect of Pentair Group Employees and Former Pentair Group Employees, whether occurring before, at, or after the Effective Time. The treatment of workers’ compensation claims by nVent with respect to Pentair insurance policies shall be governed by Article V of the Separation and Distribution Agreement. Notwithstanding the foregoing, during the Transition Period, the Pentair Group shall administer the workers compensation program of the nVent Group for its U.S. Employees in accordance with the Transition Services Agreement.
Section 6.06.    Insurance Contracts. To the extent that any Pentair Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop-loss contract, the Parties shall cooperate and use their commercially reasonable efforts to replicate such insurance contracts for nVent (except to the extent that changes are required under applicable state insurance Laws or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both Pentair and nVent for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 6.06. Notwithstanding the foregoing, if pricing discounts or preferential terms provided by an insurance carrier to one of the Parties (whether during the Transition Period or thereafter) are dependent on the actions of the other Party, then any change or decision made by one Party that will affect the other Party cannot be made unless the other Party consents.
Section 6.07.    Third-Party Vendors. Except as provided below, to the extent that any Pentair Welfare Plan is administered by a third-party vendor, the Parties shall cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for nVent and to maintain any pricing discounts or other preferential terms for both Pentair and nVent for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 6.07. Notwithstanding the foregoing, if pricing discounts or preferential terms provided by a third-party vendor to one of the Parties (whether during the Transition Period or thereafter) are dependent on the actions of the other Party, then any change or decision made by one Party that will affect the other Party cannot be made unless the other Party consents.
ARTICLE VII
NON-U.S. EMPLOYEES AND BENEFIT PLANS
Section 7.01.    Non-U.S. Employees. Unless otherwise agreed by the Parties, nVent Group Employees and Former nVent Group Employees who are Non-U.S. Employees or who otherwise are subject to non-U.S. Law and their related benefits and Liabilities shall be treated in the same manner as the nVent Group Employees and Former nVent Group Employees, respectively, who are U.S. Employees and who are not subject to non-U.S. Law. Notwithstanding anything to the contrary in this Agreement, all actions taken with respect to Non-U.S. Employees or U.S. Employees working in non-U.S. jurisdictions shall be subject to and accomplished in accordance with applicable Law and the custom of the applicable jurisdictions.
Section 7.02.    Non-U.S. Retirement Plans.
(a)    As of the Effective Time, the nVent Group shall retain (or establish or assume to the extent necessary) sponsorship of the nVent Non-U.S. Retirement Plans, and, from and after the Effective Time, all Assets and Liabilities thereunder shall be the Assets and Liabilities of the nVent Group.
(b)    As of the Effective Time, the Pentair Group shall retain (or establish or assume to the extent necessary) sponsorship of the Pentair Non-U.S. Retirement Plans, and, from and after the Effective Time, all Assets and Liabilities thereunder shall be the Assets and Liabilities of the Pentair Group.
Section 7.03.    Non-U.S. Welfare Plans.
(a)    As of the Effective Time, the nVent Group shall retain (or establish or assume to the extent necessary) sponsorship of the nVent Non-U.S. Welfare Plans, and, from and after the Effective Time, all Assets and Liabilities thereunder shall be the Assets and Liabilities of the nVent Group.
(b)    As of the Effective Time, the Pentair Group shall retain (or establish or assume to the extent necessary) sponsorship of the Pentair Non-U.S. Welfare Plans, and, from and after the Effective Time, all Assets and Liabilities thereunder shall be the Assets and Liabilities of the Pentair Group.
Section 7.04.    Non-U.S. Fringe Benefits.
(a)    As of the Effective Time, the nVent Group shall retain (or establish or assume to the extent necessary) sponsorship of Benefit Plans that provide fringe benefits to the nVent Group Non-U.S. Employees and Former Non-U.S. Employees, and from an after the Effective Time, all Liabilities thereunder, whether incurred prior to or after the Effective Time, shall be the Liabilities of the nVent Group.
(b)    As of the Effective Time, the Pentair Group shall retain (or establish or assume to the extent necessary) sponsorship of the Benefit Plans that provide fringe benefits to the Pentair Group Non-U.S. Employees and Former Non-U.S. Employees, and, from and after the Effective Time, all Liabilities thereunder, whether incurred prior to or after the Effective Time, shall be the Liabilities of the Pentair Group.
ARTICLE VIII
MISCELLANEOUS
Section 8.01.    Employee Records.
(a)    Sharing of Information. Subject to any limitations imposed by applicable Law and pursuant to the terms and conditions of Article VI of the Separation and Distribution Agreement, Pentair and nVent (acting directly or through members of the Pentair Group or the nVent Group, respectively) shall provide to the other Party and their respective authorized agents and vendors all information necessary for the Parties to perform their respective duties under this Agreement.
(b)    Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law and to the extent that it has not done so before the Effective Time, each Party shall transfer to the other Party any and all employment records to the extent necessary in order to enable each Party to carry on its respective business in the manner carried on immediately prior to the Distribution Date; provided that (i) in respect of the separation of nVent Information and Pentair Information Section 2.14 and Schedule 2.14 of the Separation and Distribution Agreement shall apply and (ii) records relating to any individual who has terminated from the Pentair Group prior to the Effective Time shall not be transferred unless the Parties otherwise agree. Such transfer of records generally shall occur as soon as administratively practicable at or after the Effective Time or at such other time(s) as the Parties agree. Each Party will permit the other Party reasonable access to Employee records to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.
(c)    Access to Records. To the extent not inconsistent with this Agreement, the Separation and Distribution Agreement, or any applicable privacy protection Laws or regulations, reasonable access to Employee-related records after the Effective Time will be provided to members of the Pentair Group and members of the nVent Group pursuant to the terms and conditions of Article VI of the Separation and Distribution Agreement.
(d)    Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying, and permitting access to all Employee-related information, Pentair and nVent shall (i) comply with all applicable Laws including Data Protection Laws, regulations, and internal policies, (ii) the Parties shall ensure that retained personal data is accurate, kept up to date, adequate, relevant, not excessive in relation to the purposes for which they are processed and not kept for longer than is necessary for that those purposes and (iii) shall indemnify and hold harmless each other from and against any and all Liability, claims, actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations, and internal policies applicable to such information. At least ten (10) business days prior to destroying any Employee-related information, the Party seeking to destroy such information shall give written notice to the other Party, which notice shall specify in reasonable detail the information to be destroyed, and, if elected by the Party to whom such notice was delivered within ten (10) business days following receipt of such notice, the Party delivering such notice shall transfer such information to such other Party.

(e)    Cooperation. Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate, and share (to the extent permissible under applicable privacy/data protection laws) all relevant documents, resolutions, government filings, data, payroll, employment, and benefit plan information on regular timetables and cooperate as needed with respect to (i) any litigation with respect to any employee benefit plan, policy, or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling, or advisory opinion from the IRS, U.S. Department of Labor, or ruling from any other Governmental Authority on behalf of any employee benefit plan, policy, or arrangement contemplated by this Agreement, and (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor, or any other Governmental Authority; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.
(f)    Confidentiality. Notwithstanding anything to the contrary in this Agreement, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 7.9 of the Separation and Distribution Agreement and the requirements of applicable Law.
(g)    Compensation for Providing Information. The Party requesting information under this Section 8.01 agrees to reimburse the other Party for the reasonable costs, if any, of gathering, copying, transporting, and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information).
Section 8.02.    Preservation of Rights to Amend. The rights of each member of the Pentair Group and each member of the nVent Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.
Section 8.03.    Fiduciary Matters. Pentair and nVent each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.
Section 8.04.    Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing, and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 8.05.    Counterparts; Entire Agreement; Corporate Power.
(a)    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
(b)    This Agreement, the Separation and Distribution Agreement, and the Ancillary Agreements and the Exhibits, Schedules, and Appendices hereto and thereto contain the entire agreement among the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the Parties other than those set forth or referred to herein or therein. Pentair represents on behalf of itself and each other member of the Pentair Group, and nVent represents on behalf of itself and each other member of the nVent Group, as follows:
(A)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and
(B)    this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.
(c)    Each Party acknowledges that it and each other Party is executing this Agreement by facsimile, stamp, or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp, or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp, or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile, or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail, or by courier.
Section 8.06.    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. The provisions of Section 11.4 of the Separation and Distribution Agreement are incorporated herein as if fully set forth herein.
Section 8.07.    Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement in whole in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.
Section 8.08.    Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Pentair Indemnitee or nVent Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and neither this Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
Section 8.09.    Notices. All notices, requests, claims, demands, or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon acknowledgment of receipt) in accordance with the requirements of Section 11.7 of the Separation and Distribution Agreement.
Section 8.10.    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
Section 8.11.    Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any other Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition, and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the other Ancillary Agreements, as applicable, as soon as reasonably practicable.
Section 8.12.    No Set-Off. Except as otherwise mutually agreed to in writing by the Parties, neither Party nor any other member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any other Ancillary Agreement or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement.
Section 8.13.    Headings. The article, section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.14.    Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations, and warranties contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.
Section 8.15.    Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by any Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power, or privilege.
Section 8.16.    Dispute Resolution. The dispute resolution procedures set forth in Article VIII of the Separation and Distribution Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.
Section 8.17.    Specific Performance. Subject to Article VIII of the Separation and Distribution Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions, and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.
Section 8.18.    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented, or modified by a Party, unless such waiver, amendment, supplement, or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement, or modification.
Section 8.19.    Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their duly authorized representatives.

PENTAIR PLC

By:	/s/ Andrew G. Smyth
	Name:	Andrew G. Smyth
	Title:	Authorized Signatory

NVENT ELECTRIC PLC

By:	/s/ Neil S. Mackintosh
	Name:	Neil S. Mackintosh
	Title:	Authorized Signatory